As filed with the Securities and Exchange Commission on March 5, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYDROFARM HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	81-4895761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1510 Main Street Shoemakersville, Pennsylvania	19555
(Address of Principal Executive Offices)	(Zip Code)

Hydrofarm Holdings Group, Inc. 2020 Employee, Director and Consultant Equity Incentive Plan
(Full title of the plan)

B. John Lindeman
Chief Executive Officer
Hydrofarm Holdings Group, Inc.
1510 Main Street
Shoemakersville, Pennsylvania 19555
(707) 765-9990
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeremiah G. Garvey, Esq. Seth Popick, Esq. Cozen O’Connor, P.C. One Liberty Place 1650 Market Street Suite 2800 Philadelphia, Pennsylvania 19103 (412) 620-6570	Kevin O’Brien Chief Financial Officer Hydrofarm Holdings Group, Inc. 1510 Main Street Shoemakersville, Pennsylvania 19555 (707) 765-9990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    ☐                                    Accelerated filer            ☐

Non-accelerated filer    ☒                         Smaller reporting company    ☒

                                                         Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On February 12, 2025, Hydrofarm Holdings Group, Inc. (the “Registrant”) filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), effective February 12, 2025 at 5:00 p.m., Eastern Time and the Registrant’s shares of Common Stock began trading on a split-adjusted basis on The Nasdaq Capital Market at the commencement of trading on February 13, 2025. In lieu of issuing any fractional shares, any stockholder entitled to receive less than one share of Common Stock in the Reverse Stock Split received cash for such stockholder’s fractional share. Unless otherwise indicated, all share numbers herein, including Common Stock registered hereunder and registered under prior registration statements, give effect to the Reverse Stock Split.

This Registration Statement registers an aggregate of 197,963 additional shares of the Registrant’s Common Stock reserved under the Hydrofarm Holdings Group, Inc. 2020 Employee, Director and Consultant Equity Incentive Plan (the “2020 Plan”), representing an increase of (i) 184,571 shares of Common Stock reserved under the 2020 Plan effective January 1, 2025 by operation of the 2020 Plan’s “evergreen” provision, and (ii) 13,392 additional shares of Common Stock that would have been issuable upon the vesting of awards granted under the 2020 Plan, but that were withheld, forfeited, expired or were cancelled without delivery, and as such became available for issuance under the 2020 Plan pursuant to its terms. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (SEC File No. 333-253143). The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-253143) (including the reoffer prospectus contained therein) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference herein from Form or Schedule	Filing Date
4.1	Specimen Common Stock Certificate of Hydrofarm Holdings Group, Inc.	Form S-1 (Exhibit 4.1)	November 12, 2020
5.1*	Opinion of Cozen O’Connor P.C. as to the legality of the securities being registered.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Cozen O’Connor P.C. (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page to this Registration Statement).
107*	Filing Fee Table

*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shoemakersville, Pennsylvania on March 5, 2025.

Hydrofarm Holdings Group, Inc.

/s/ B. John Lindeman
B. John Lindeman
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the directors and officers of Hydrofarm Holdings Group, Inc. whose signature appears below hereby severally constitutes and appoints B. John Lindeman and Kevin O’Brien, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Hydrofarm Holdings Group, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ B. John Lindeman	Chief Executive Officer	March 5, 2025
B. John Lindeman	(Principal Executive Officer)

/s/ Kevin O’Brien	Chief Financial Officer	March 5, 2025
Kevin O’Brien	(Principal Financial Officer)

/s/ Erica Ackerman	Chief Accounting Officer	March 5, 2025
Erica Ackerman	(Principal Accounting Officer)

/s/ William Toler	Executive Chairman of the Board	March 5, 2025
William Toler

/s/ Susan Peters	Director	March 5, 2025
Susan Peters

/s/ Patrick Chung	Director	March 5, 2025
Patrick Chung

/s/ Renah Persofsky	Director	March 5, 2025
Renah Persofsky

/s/ Richard D. Moss	Director	March 5, 2025
Richard D. Moss

/s/ Melisa Denis	Director	March 5, 2025
Melisa Denis